Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES FIRST QUARTER 2018

FINANCIAL AND OPERATING RESULTS

EL DORADO, Arkansas, May 2, 2018 – Murphy Oil Corporation (NYSE: MUR) today announced its financial and operating results for the first quarter ended March 31, 2018, including income from continuing operations of $169 million, or $0.97 per diluted share.

Financial highlights for the first quarter include:

•	Generated adjusted income of $40 million
•	Achieved annualized EBITDA to average capital employed of 20 percent
•	Realized competitive EBITDAX per barrel of oil equivalent sold of $26.70
•	Returned 16 percent of operating cash flow to shareholders through dividend
•	Preserved balance sheet yielding 30 percent net debt to total capital employed
•	Maintained approximately $2.0 billion of liquidity, with no borrowings on credit facility

Operating highlights for the first quarter include:

•	Produced 168,000 BOEPD, on track to achieve full year production guidance
•

Increased Kaybob Duvernay production 92 percent, year-over-year, delivering eight wells: five wells in the oil window with average IP30 rates of approximately 1,000 BOEPD and three wells in the gas condensate window with average early production potential of approximately 2,000 BOEPD

•	Expanded exploration footprint in the Gulf of Mexico and Brazil with co-venturer groups

FIRST QUARTER 2018 RESULTS

Murphy recorded income from continuing operations of $169 million, or $0.97 per diluted share, for the first quarter 2018. The company reported adjusted income, which excludes both the results of discontinued operations and certain other items that affect comparability of results between periods, of $40 million, or $0.23 per diluted share. The adjusted income excludes the following items: after-tax gain of $120 million associated with 2017 U.S. tax reform and a $12 million after-tax gain on foreign exchange, partially offset by a mark-to-market after-tax loss on crude oil derivative contracts of $11 million. Net cash provided from continuing operations was $279 million. This includes a one-time cash payment of $35 million for a Canadian tax withholding associated with repatriating cash from Canada to the U.S. The tax expense associated with the repatriation of cash was recorded in 2017. Details for first quarter results can be found in the attached schedules.

Earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $373 million, or $24.78 per barrel of oil equivalent (BOE) sold. Earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX) totaled $402 million, or $26.70 per BOE sold. Details for first quarter EBITDA and EBITDAX reconciliation can be found in the attached schedules.

Production in the first quarter 2018 averaged 168,000 barrels of oil equivalent per day (BOEPD). Offshore production exceeded guidance primarily driven by Gulf of Mexico wells at Kodiak and Habanero coming back online with production levels above expectations, as well as higher uptime across all offshore assets (3,000 BOEPD). Onshore production in the Tupper Montney also exceeded production guidance primarily due to wells performing above expectation (900 BOEPD). This was partially offset by lower U.S. onshore production in the Eagle Ford Shale (1,500 BOEPD) due to the continued recovery of shut-in wells from offset operators’ frac operations as well as underperformance of wells in the Midland Basin (800 BOEPD).

“Over the course of the first quarter, we had strong production results from our offshore assets in Malaysia and the Gulf of Mexico and our onshore Canadian assets in the Tupper Montney and Kaybob Duvernay. We were also able to achieve competitive margins across our oil-weighted assets for the U.S. and Malaysia operating areas. We continue to maintain our key balance sheet metrics while delivering on our 2018 plans. Our diverse, high margin portfolio coupled with the recent improvement in oil prices allows Murphy to generate free cash flow above our dividend this year,” stated Roger W. Jenkins, President and Chief Executive Officer.

FINANCIAL POSITION

As of March 31, 2018, the company had $2.8 billion of outstanding long-term, fixed-rate notes and $939 million in cash and cash equivalents. The fixed-rate notes have a weighted average maturity of 8.5 years and a weighted average coupon of 5.5 percent. The next senior note maturity for the company is in 2022. There were no borrowings on the $1.1 billion unsecured senior credit facility at quarter end.

REGIONAL OPERATIONS SUMMARY

North American Onshore

The North American onshore business produced 92 thousand barrels of oil equivalent per day (MBOEPD) in the first quarter, with 47 percent liquids.

Eagle Ford Shale  – Production in the quarter averaged 43 MBOEPD, with 88 percent liquids. During the quarter, the company brought six operated wells online, all of which were in the Tilden area in the Lower Eagle Ford Shale with average initial production rates over 30 days (IP30 rate) exceeding 700 BOEPD. By employing Gen 5.0 completions in the Tilden area, IP30 rates have improved 115 percent over the past six years.

“In the first quarter, we had planned limited well delivery, as a result of focusing our drilling activity on a ten well pad in the Karnes area. These ten wells are part of the 22 operated wells we expect to bring online in the second quarter. The ten well pad at Karnes is important to learnings in the area as we were able to test a staggered lateral completion style that we believe could be beneficial for future pads. With the wells recently being placed on production, early indications are positive and we look forward to giving more conclusive results in the coming quarters,” stated Jenkins. “Our first quarter production was temporarily affected by a large number of our best Catarina wells being shut in for offset fracs from peers in the area. All of these wells have recently been brought back online,” Jenkins added.

Tupper Montney – Natural gas production in the quarter averaged 240 million cubic feet per day (MMCFD). The company drilled the remaining three wells on a five well pad, with all five wells expected to be brought online in the second quarter.

Full cycle break-even costs, with a ten percent rate of return, continue to decrease and are currently C$1.90 AECO per thousand cubic feet (MCF). As a result of long-term forward sales contracts and other marketing agreements, Murphy achieved strong first quarter netbacks in the Tupper Montney of C$2.20 per MCF, consisting of a blended sales price of C$2.47 per MCF less C$0.27 per MCF of transportation costs. Furthermore, the company continues to significantly reduce its future multi-year exposure to AECO prices through a combination of forward sales contracts and market diversification to the Malin, Chicago, Emerson and Dawn markets.

Kaybob Duvernay – Production increased 92 percent from first quarter 2017, averaging near 5,500 BOEPD with 70 percent liquids. During the first quarter, the company continued appraising the play by drilling 12 wells and bringing online eight wells, including Murphy’s first wells in the Simonette area. The IP30 rates at the 15-16 two well pad averaged 985 BOEPD with 70 percent liquids, and one well at 01-12 averaged 900 BOEPD IP30 with 80 percent liquids. The 12-29 two well pad in the Kaybob East area flowed at an average of 1,040 BOEPD with 80% liquids. The 16-3 three well pad in the Saxon area was placed online just prior to quarter end, with the wells flowing above expectations.

“Our appraisal of the Kaybob Duvernay is paying off. Since entering the play in 2016, we have meaningfully reduced drilling and completion costs, with recent pacesetter wells averaging below the $8.0 million mark. We are well on our way to achieving planned drilling and completions costs of $6.5 million per well that have average lateral lengths of approximately 9,000 feet. Currently, production rates are exceeding our expectations,” commented Jenkins.

Global Offshore

The offshore business produced over 75 MBOEPD for the first quarter, with 72 percent liquids.

Malaysia & Brunei – Production in the quarter averaged over 51 MBOEPD, with 63 percent liquids. Block K and Sarawak averaged over 31 thousand barrels of liquids per day, while Sarawak natural gas production averaged 107 MMCFD. The company continues to progress the Kikeh DTU gas lift project with expected startup in the third quarter 2018, as well as preparing for the production startup of Block H FLNG in 2020.

North America – Production in the quarter for the Gulf of Mexico and East Coast Canada averaged 24 MBOEPD, with 91 percent liquids. The non-operated Kodiak well resumed production during the quarter with rates exceeding expectations. The well achieved gross rates over 25 MBOEPD, with net rates more than 6,100 BOEPD. The non-operated Habanero well was also brought back online during the quarter and is producing above expectations.

EXPLORATION

Gulf of Mexico Exploration – During the first quarter, Murphy farmed into the Highgarden prospect (GC 895). At the March 2018 Gulf of Mexico lease sale, Murphy and it’s co-venturer were also the high bidder for two blocks with Miocene prospects, one at GC 939 and the other at MC 599.

Brazil Exploration – During the first quarter, Murphy and its co-venturers, ExxonMobil and QGEP, were the successful bidders on blocks 430 and 573 in the Sergipe-Alagoas basin, with no well commitments. These two blocks are strategically located next to the company’s existing four block position.

“We continue to execute on our focused exploration strategy by increasing our acreage in plays where we envision adding low-cost resources with meaningful upside. In the Gulf of Mexico, we are excited to get back to work as we recently spud our operated Samurai (GC 432) appraisal well with our new partner BHP. This well is consistent with our strategy of pursuing oil-weighted, lower risk opportunities with competitive returns and low finding and development costs,” commented Jenkins.

PRODUCTION AND CAPITAL EXPENDITURE GUIDANCE

Production for the second quarter 2018 is estimated to be in the range of 166 to 169 MBOEPD, with updated full year 2018 production guidance in the range of 167 to 170 MBOEPD. The low end of the full year production guidance is being increased by 1,000 BOEPD from the previous guidance.

Full year capital expenditure guidance is being increased by five percent from $1.06 billion to $1.11 billion. Approximately three-quarters of the additional capital is attributable to the increased working interest to drill the Samurai appraisal well, increased working interest in Vietnam and workovers at the Medusa field in the Gulf of Mexico.

“We are pleased with our first quarter production where our offshore fields delivered high-margin results for our company. We are increasing the midpoint of our annual guidance after our strong first quarter results. In the second quarter, we look forward to delivering 22 operated wells in the Eagle Ford Shale as well as re-igniting our exploration program in the Gulf of Mexico. Also, following spring break-up, we will be resuming our drilling and completions activities in the Duvernay,” stated Jenkins.

Details for production can be found in the attached schedules.

CONFERENCE CALL AND WEBCAST SCHEDULED FOR MAY 3, 2018

Murphy will host a conference call to discuss first quarter 2018 financial and operating results on Thursday, May 3, 2018, at 11:00 a.m. ET. The call can be accessed either via the Internet through the Investor Relations section of Murphy Oil’s website at http://ir.murphyoilcorp.com or via the telephone by dialing toll free 1-888-886-7786, reservation number 18948426.

FINANCIAL DATA

Summary financial data and operating statistics for first quarter 2018, with comparisons to the same period from the previous year, are contained in the following schedules. Additionally, a schedule indicating the impacts of items affecting comparability of results between periods and schedules comparing EBITDA and EBITDAX between periods are included with these schedules as well as guidance for the second quarter and full year 2018.

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The company’s diverse resource base includes offshore production in Southeast Asia, Canada and Gulf of Mexico, as well as North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay and Montney. Additional information can be found on the company’s website at http://www.murphyoilcorp.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified through the inclusion of words such as “aim”, “anticipate”, “believe”, “drive”, “estimate”, “expect”, “expressed confidence”, “forecast”, “future”, “goal”, “guidance”, “intend”, “may”, “objective”, “outlook”, “plan”, “position”, “potential”, “project”, “seek”, “should”, “strategy”, “target”, “will” or variations of such words and other similar expressions. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement include, but are not limited to, increased volatility or deterioration in the level of crude oil and natural gas prices, deterioration in the success rate of our exploration programs or in our ability to maintain production rates and replace reserves, reduced customer demand for our products due to environmental, regulatory, technological or other reasons, adverse foreign exchange movements, political and regulatory instability in the markets where we do business, natural hazards impacting our operations, any other deterioration in our business, markets or prospects, any failure to obtain necessary regulatory approvals, any inability to service or refinance our outstanding debt or to access debt markets at acceptable prices, and adverse developments in the U.S. or global capital markets, credit markets or economies in general. For further discussion of factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement, see “Risk Factors” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K that we file, available from the SEC’s website and from Murphy Oil Corporation’s website at http://ir.murphyoilcorp.com. Murphy Oil Corporation undertakes no duty to publicly update or revise any forward-looking statements.

NON-GAAP FINANCIAL MEASURES

This news release contains certain non-GAAP financial measures that management believes are good tools for internal use and the investment community in evaluating Murphy Oil Corporation’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the crude oil and natural gas industry, although not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP, and should therefore be considered only as supplemental to such GAAP financial measures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this news release and the most directly comparable GAAP financial measures.

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Amy Garbowicz, amy_garbowicz@murphyoilcorp.com, 281-675-9201

Emily McElroy, emily_mcelroy@murphyoilcorp.com, 870-864-6324

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF OPERATIONS  (unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017 [1]

Revenues
Revenue from sales to customers	$606,954	509,035
Gain (loss) on crude contracts	(29,502)	37,077
Gain on sale of assets and other income	8,153	130,528
Total revenues	585,605	676,640

Costs and expenses
Lease operating expenses	136,496	122,142
Severance and ad valorem taxes	12,157	11,213
Exploration expenses, including undeveloped lease amortization	28,928	28,663
Selling and general expenses	51,417	51,255
Depreciation, depletion and amortization	230,733	236,154
Accretion of asset retirement obligations	9,914	10,556
Other expense (benefit)	(11,048)	2,157
Total costs and expenses	458,597	462,140
Operating income from continuing operations	127,008	214,500

Other income (loss)
Interest and other income (loss)	15,084	(15,021)
Interest expense, net	(45,049)	(44,597)
Total other loss	(29,965)	(59,618)

Income from continuing operations before income taxes	97,043	154,882
Income tax expense (benefit)	(71,647)	97,387
Income from continuing operations	168,690	57,495
Income (loss) from discontinued operations, net of income taxes	(437)	969

NET INCOME	$168,253	58,464

INCOME PER COMMON SHARE – BASIC
Continuing operations	$0.98	0.33
Discontinued operations	(0.01)	0.01
Net Income	$0.97	0.34

INCOME PER COMMON SHARE – DILUTED
Continuing operations	$0.97	0.33
Discontinued operations	(0.01)	0.01
Net Income	$0.96	0.34

Cash dividends per Common share	0.25	0.25

Average Common shares outstanding (thousands)
Basic	172,805	172,422
Diluted	174,620	173,089

1 Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(Thousands of dollars)

	Three Months Ended
	March 31,
	2018	2017
Operating Activities
Net income	$168,253	58,464
Adjustments to reconcile net income to net cash provided by continuing operations activities:
(Income) loss from discontinued operations	437	(969)
Depreciation, depletion and amortization	230,733	236,154
Dry hole costs (credits)	(9)	2,904
Amortization of undeveloped leases	13,168	9,957
Accretion of asset retirement obligations	9,914	10,556
Deferred income tax (benefit) charge	(145,920)	58,533
Pretax loss (gain) from disposition of assets	339	(131,982)
Net decrease in noncash operating working capital	41,554	43,418
Other operating activities, net	(39,948)	18,478
Net cash provided by continuing operations activities	278,521	305,513

Investing Activities
Property additions and dry hole costs	(273,901)	(211,631)
Proceeds from sales of property, plant and equipment	260	64,097
Purchases of investment securities [1]	–	(212,661)
Proceeds from maturity of investment securities [1]	–	113,210
Net cash required by investing activities	(273,641)	(246,985)

Financing Activities
Capital lease obligation payments	(2,404)	(9,660)
Withholding tax on stock-based incentive awards	(6,642)	(5,808)
Cash dividends paid	(43,258)	(43,136)
Net cash required by financing activities	(52,304)	(58,604)

Effect of exchange rate changes on cash and cash equivalents	21,051	3,132
Net increase (decrease) in cash and cash equivalents	(26,373)	3,056
Cash and cash equivalents at beginning of period	964,988	872,797
Cash and cash equivalents at end of period	$938,615	875,853

1    Investments are Canadian government securities with maturities greater than 90 days at the date of acquisition.

MURPHY OIL CORPORATION

SCHEDULE OF ADJUSTED INCOME (LOSS)

(unaudited)

(Millions of dollars, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Net income	$168.3	58.5
Discontinued operations loss (income)	0.4	(1.0)
Income from continuing operations	168.7	57.5
Adjustments:
Impact of tax reform	(120.0)	–
Mark-to-market (gain) loss on crude oil derivative contracts	11.3	(26.0)
Foreign exchange losses (gains)	(11.9)	11.6
Seal insurance proceeds	(8.2)	–
Deferred tax on undistributed foreign earnings	–	54.6
Tax benefits on investments in foreign areas	–	(11.9)
Gain on sale of assets	–	(96.0)
Total adjustments after taxes	(128.8)	(67.7)
Adjusted income (loss)	$39.9	(10.2)

Adjusted income (loss) per diluted share	$0.23	(0.06)

Non-GAAP Financial Measures

Presented above is a reconciliation of Net income to Adjusted income  (loss).  Adjusted income  (loss) excludes certain items that management believes affect the comparability of results between periods.  Management believes this is important information to provide because it is used by management to evaluate the Company's operational performance and trends between periods and relative to its industry competitors.  Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company's financial results.  Adjusted income (loss) is a non-GAAP financial measure and should not be considered a substitute for Net income (loss) as determined in accordance with accounting principles generally accepted in the United States of America.

Note:Amounts shown above as reconciling items between Net income and Adjusted income  (loss) are presented net of applicable income taxes based on the estimated statutory rate in the applicable tax jurisdiction.  The pretax and income tax impacts for adjustments shown above are as follows by area of operations.

	Three Months Ended			Three Months Ended
	March 31, 2018			March 31, 2017
	Pretax	Tax	Net	Pretax	Tax	Net
Exploration & Production:
Canada	(11.3)	3.1	(8.2)	(132.4)	36.4	(96.0)
Other International	–	–	–	–	(11.9)	(11.9)
Total E&P	(11.3)	3.1	(8.2)	(132.4)	24.5	(107.9)
Corporate [1]:	(2.3)	(118.3)	(120.6)	(26.8)	67.0	40.2
Total adjustments	$(13.6)	(115.2)	(128.8)	(159.2)	91.5	(67.7)

1 In 2018, the Company reported realized and unrealized gains and losses on crude oil contracts in the Corporate segment to reflect how segments are currently evaluated, how resources are allocated and how risk is managed by the Company.  The 2017 amounts have been reclassified from the Exploration and production business to reflect comparable disclosure.

MURPHY OIL CORPORATION

SCHEDULE OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION

AND AMORTIZATION (EBITDA) AND EXPLORATION EXPENSES (EBITDAX)

(unaudited)

(Millions of dollars, except per barrel of oil equivalents sold)

	Three Months Ended
	March 31,
	2018	2017
Net income (GAAP)	$168.3	58.5
Discontinued operations loss (income)	0.4	(1.0)
Income tax expense (benefit)	(71.6)	97.4
Interest expense, net	45.0	44.6
Depreciation, depletion and amortization expense	230.7	236.2
EBITDA (Non-GAAP) [1]	$372.8	435.7

Exploration expenses	28.9	28.7
EBITDAX (Non-GAAP) [1]	$401.7	464.4

Total barrels of oil equivalents sold (thousands of barrels)	15,043.7	14,757.5

EBITDA per barrel of oil equivalents sold	$24.78	29.52

EBITDAX per barrel of oil equivalents sold	$26.70	31.47

1 Certain pretax items that increase (decrease) EBITDA and EBITDAX above include:

	Three Months Ended
	March 31,
	2018	2017
Gain (loss) on foreign exchange [2]	$16.6	(13.8)
Mark-to-market gain (loss) on crude oil derivative contracts	(14.4)	39.9
Gain (loss) on sale of assets [3]	(0.3)	132.0
Accretion of asset retirement obligations	(9.9)	(10.6)
	$(8.0)	147.5

2 Gain (loss) on foreign exchange principally relates to the revaluation of intercompany loans denominated in US dollars and recorded in functional currency Canadian dollar business (this loan was settled in the first quarter of 2018) and revaluation of Malaysian Ringgit monetary assets and liabilities.

3 Gain (loss) on sale of assets in the three months ended March 31, 2017 primarily consists of a pretax gain of $132.4 million related to the sale of the Seal heavy oil asset in Canada.

Non-GAAP Financial Measures

Presented above is a reconciliation of Net income to Earnings before interest, taxes, depreciation and amortization (EBITDA) and Earnings before interest, taxes, depreciation, amortization, and exploration expenses (EBITDAX).  Management believes EBITDA and EBITDAX are important information to provide because they are used by management to evaluate the Company's operational performance and trends between periods and relative to its industry competitors.  Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company's financial results.  EBITDA and EBITDAX are non-GAAP financial measures and should not be considered a substitute for Net loss or Cash provided by operating activities as determined in accordance with accounting principles generally accepted in the United States of America.

Presented above is EBITDA per barrel of oil equivalents sold and EBITDAX per barrel of oil equivalents sold. Management believes EBITDA per barrel of oil equivalents sold and EBITDAX per barrel of oil equivalents sold are important information because they are used by management to evaluate the Company’s profitability of one barrel of oil equivalent sold in that period.   EBITDA per barrel of oil equivalent sold and EBITDAX per barrel of oil equivalent sold are non-GAAP financial metrics.

MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2018		Three Months Ended March 31, 2017
	Revenues	Income (Loss)	Revenues	Income (Loss)
Exploration and production
United States [1]	$278.1	36.2	224.2	(1.1)
Canada [2]	118.3	24.4	218.0	100.6
Malaysia	210.8	70.4	197.3	58.6
Other	–	(15.4)	–	(7.1)
Total exploration and production	607.2	115.6	639.5	151.0
Corporate [1,3]	(21.6)	53.1	37.1	(93.5)
Revenue/income from continuing operations	585.6	168.7	676.6	57.5
Discontinued operations, net of tax	–	(0.4)	–	1.0
Total revenues/net income	$585.6	168.3	676.6	58.5

1 In 2018, the Company reported realized and unrealized gains and losses on crude oil contracts in the Corporate segment to reflect how segments are currently evaluated, how resources are allocated and how risk is managed by the Company.  The 2017 amounts have been reclassified from the U.S. Exploration and production business to reflect comparable disclosure.  Realized and unrealized gains (losses) of ($29.5) million and $37.1 million are included in the Corporate segment for the three months ended March 31, 2018 and 2017, respectively. Corporate segment income (loss) for the three-month periods ended March 31, 2018 and 2017 included foreign exchange gains (losses) of $16.6 million and ($13.8) million, respectively.

2  2017 revenue includes a pretax gain of $132.4 million ($96.0 million after-tax) related to the sale of the Seal heavy oil asset in Canada.

3 Income for the three-month period ended March 31, 2018 included a credit to income tax expense of $120.0 million related to an IRS interpretation of the Tax Cuts and Jobs Act.

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (unaudited)

THREE MONTHS ENDED MARCH 31,  2018 AND 2017

	United
(Millions of dollars)	States [1]	Canada [2]	Malaysia	Other	Total
Three Months Ended March 31, 2018
Oil and gas sales and other revenues	$278.1	118.3	210.8	–	607.2
Lease operating expenses	58.5	30.4	47.6	–	136.5
Severance and ad valorem taxes	11.8	0.4	–	–	12.2
Depreciation, depletion and amortization	121.6	55.7	47.7	0.8	225.8
Accretion of asset retirement obligations	4.4	2.0	3.5	–	9.9
Exploration expenses
Geological and geophysical	5.9	–	0.2	2.9	9.0
Other	1.2	0.1	–	5.4	6.7
	7.1	0.1	0.2	8.3	15.7
Undeveloped lease amortization	12.7	0.2	–	0.3	13.2
Total exploration expenses	19.8	0.3	0.2	8.6	28.9
Selling and general expenses	14.4	7.7	2.8	5.9	30.8
Other expense (benefit)	0.8	(11.7)	(1.1)	(0.1)	(12.1)
Results of operations before taxes	46.8	33.5	110.1	(15.2)	175.2
Income tax provisions	10.6	9.1	39.7	0.2	59.6
Results of operations (excluding corporate overhead and interest)	$36.2	24.4	70.4	(15.4)	115.6

Three Months Ended March 31, 2017
Oil and gas sales and other revenues	$224.2	218.0	197.3	–	639.5
Lease operating expenses	48.0	22.6	51.5	–	122.1
Severance and ad valorem taxes	10.7	0.5	–	–	11.2
Depreciation, depletion and amortization	138.3	44.7	47.9	1.0	231.9
Accretion of asset retirement obligations	4.2	2.0	4.4	–	10.6
Exploration expenses
Dry holes	(0.3)	–	3.2	–	2.9
Geological and geophysical	0.3	0.1	–	4.4	4.8
Other	2.0	0.1	–	8.9	11.0
	2.0	0.2	3.2	13.3	18.7
Undeveloped lease amortization	8.9	1.1	–	–	10.0
Total exploration expenses	10.9	1.3	3.2	13.3	28.7
Selling and general expenses	15.5	7.2	2.3	4.9	29.9
Other expense (benefit)	(3.0)	–	5.1	–	2.1
Results of operations before taxes	(0.4)	139.7	82.9	(19.2)	203.0
Income tax provisions (benefits)	0.7	39.1	24.3	(12.1)	52.0
Results of operations (excluding corporate overhead and interest)	$(1.1)	100.6	58.6	(7.1)	151.0

1  In 2018, the Company reported realized and unrealized gains and losses on crude oil contracts in the Corporate segment to reflect how segments are currently evaluated, how resources are allocated and how risk is managed by the Company.  The 2017 amounts have been reclassified from the Exploration and production business to reflect comparable disclosure.

2 2017 revenue includes a pretax gain of $132.4 million related to the sale of Seal heavy oil assets in Canada.

MURPHY OIL CORPORATION

PRODUCTION-RELATED EXPENSES

(unaudited)

(Dollars per barrel of oil equivalents sold)

	Three Months Ended
	March 31,
	2018	2017

United States – Eagle Ford Shale
Lease operating expense	$8.34	7.90
Severance and ad valorem taxes	3.01	2.57
Depreciation, depletion and amortization (DD&A) expense	24.84	26.33

United States – Gulf of Mexico
Lease operating expense	$17.90	10.86
DD&A expense	17.35	20.69

Canada – Onshore
Lease operating expense	$4.85	4.90
Severance and ad valorem taxes	0.10	0.15
DD&A expense	10.15	10.01

Canada – Offshore
Lease operating expense	$10.96	7.59
DD&A expense	13.46	13.42

Malaysia – Sarawak
Lease operating expense	$7.41	6.31
DD&A expense	8.40	7.78

Malaysia – Block K
Lease operating expense	$16.13	16.78
DD&A expense	14.41	12.54

Total oil and gas operations
Lease operating expense	$9.07	8.28
Severance and ad valorem taxes	0.81	0.76
DD&A expense	15.34	16.00

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(unaudited)

(Millions of dollars)

	Three Months Ended
	March 31,
	2018	2017
Capital expenditures
Exploration and production
United States	$147.5	98.4
Canada	119.0	88.2
Malaysia	19.1	1.7
Other	9.7	25.3
Total	295.3	213.6

Corporate	5.1	0.9
Total capital expenditures	300.4	214.5

Charged to exploration expenses [1]
United States	7.1	2.0
Canada	0.1	0.2
Malaysia	0.2	3.2
Other	8.3	13.3
Total charged to exploration expenses	15.7	18.7

Total capitalized	$284.7	195.8

1 Excludes amortization of undeveloped leases of $13.2 million and $10.0 million for the three months ended March 31, 2018 and 2017, respectively.

MURPHY OIL CORPORATION
CONDENSED BALANCE SHEETS (unaudited)
(Millions of dollars)

	March 31, 2018	December 31, 2017

Assets
Cash and cash equivalents	$938.6	965.0
Other current assets	369.5	406.6
Property, plant and equipment – net	8,207.7	8,220.0
Other long-term assets	422.4	269.3
Total assets	$9,938.2	9,860.9

Liabilities and Stockholders' Equity
Current maturities of long-term debt	$9.6	9.9
Other current liabilities	856.5	824.3
Long-term debt [1]	2,898.9	2,906.5
Other long-term liabilities	1,480.9	1,500.0
Total stockholders' equity	4,692.3	4,620.2
Total liabilities and stockholders' equity	$9,938.2	9,860.9

1 Includes a capital lease on production equipment of $125.3 million at March 31, 2018 and $134.0 million at December 31, 2017.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

(unaudited)

	Three Months Ended
	March 31,
	2018	2017
Net crude oil and condensate produced – barrels per day	88,533	95,605
United States – Eagle Ford Shale	31,321	33,603
– Gulf of Mexico	12,847	12,364
Canada – Onshore	4,358	1,882
– Offshore	8,189	9,916
– Heavy[1]	–	610
Malaysia – Sarawak	12,861	13,518
– Block K	18,372	23,712
Brunei	585	–

Net crude oil and condensate sold – barrels per day	87,668	89,887
United States – Eagle Ford Shale	31,321	33,603
– Gulf of Mexico	12,847	12,364
Canada – Onshore	4,358	1,882
– Offshore	9,188	7,982
– Heavy[1]	–	610
Malaysia – Sarawak	13,322	13,476
– Block K	16,632	19,970

Net natural gas liquids produced – barrels per day	8,892	8,916
United States – Eagle Ford Shale	6,719	6,848
– Gulf of Mexico	834	1,113
Canada	884	260
Malaysia – Sarawak	455	695
	–
Net natural gas liquids sold – barrels per day	9,403	9,381
United States – Eagle Ford Shale	6,719	6,848
– Gulf of Mexico	834	1,113
Canada	884	260
Malaysia – Sarawak	966	1,160
	–
Net natural gas sold – thousands of cubic feet per day	420,484	388,223
United States – Eagle Ford Shale	31,101	34,328
– Gulf of Mexico	12,802	12,115
Canada	261,305	217,095
Malaysia – Sarawak	106,672	116,560
– Block K	8,604	8,125

Total net hydrocarbons produced – equivalent barrels per day[2]	167,506	169,225
Total net hydrocarbons sold – equivalent barrels per day[2]	167,152	163,972

1 The Company sold the Seal area heavy oil field in January 2017.

2 Natural gas converted on an energy equivalent basis of 6:1.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

(unaudited)

	Three Months Ended
	March 31,
	2018	2017
Weighted average Exploration and Production sales prices
Crude oil and condensate – dollars per barrel
United States – Eagle Ford Shale	$64.28	49.45
– Gulf of Mexico	63.00	48.74
Canada [1] – Onshore	54.29	40.67
– Offshore	65.69	51.53
– Heavy [2]	–	26.81
Malaysia – Sarawak[3]	64.48	54.24
– Block K3	63.18	48.87

Natural gas liquids – dollars per barrel
United States – Eagle Ford Shale	$19.93	15.63
– Gulf of Mexico	22.57	19.35
Canada[1]	43.58	18.45
Malaysia – Sarawak[3]	71.21	49.63

Natural gas – dollars per thousand cubic feet
United States – Eagle Ford Shale	$2.40	2.26
– Gulf of Mexico	2.58	2.52
Canada[1]	1.68	2.04
Malaysia – Sarawak[3]	3.37	3.68
– Block K3	0.22	0.24

1 U.S. dollar equivalent.

2 The Company sold the Seal area heavy oil field in January 2017.

3 Prices are net of payments under the terms of the respective production sharing contracts.

MURPHY OIL CORPORATION
COMMODITY HEDGE POSITIONS (unaudited)
AS OF MARCH 31, 2018

			Volumes	Price	Remaining Period
Area	Commodity	Type	(Bbl/d)	(USD/Bbl)	Start Date	End Date
United States	WTI	Fixed price derivative swap [1]	21,000	$54.88	4/1/2018	12/31/2018

			Volumes	Price	Remaining Period
Area	Commodity	Type	(MMcf/d)	(Mcf)	Start Date	End Date
Montney	Natural Gas	Fixed price forward sales	59	C$2.81	4/1/2018	12/31/2020

1  Realized and unrealized gains and losses on Fixed price derivatives swaps are reported in the Corporate segment to reflect how segments are currently evaluated, how resources are allocated and how risk is managed by the Company.

MURPHY OIL CORPORATION

SECOND QUARTER 2018 GUIDANCE

	Liquids		Gas
	BOPD		MCFD
Production – net
U.S. – Eagle Ford Shale	38,600		31,000
– Gulf of Mexico	15,350		12,600

Canada – Tupper Montney	–		233,800
– Kaybob Duvernay and Placid Montney	5,500		23,500
– Offshore	8,300		–
Malaysia – Sarawak	12,600		107,000
– Block K / Brunei	18,150		6,100

Total net production (BOEPD)		166,000 - 169,000

Total net sales (BOEPD)		166,000 - 169,000

Realized oil prices (dollars per barrel):
Malaysia – Sarawak		$64.30
– Block K		$64.50

Realized natural gas price ($ per MCF):
Malaysia – Sarawak		$3.90

Exploration expense ($ millions)		$41.0

FULL YEAR 2018 GUIDANCE

Total production (BOEPD)		167,000 to 170,000

Capital expenditures ($ billions)		$1.11